Exhibit 99.1

NeoRx Reports Fourth Quarter and Full Year Financial Results

Seattle (March 1, 2006) – NeoRx Corporation (Nasdaq: NERX) today reported results for the quarter and year ended December 31, 2005.

For the fourth quarter of 2005, NeoRx reported a net loss of $4.0 million ($0.12 diluted loss per share on a loss applicable to common shares of $4.1 million), compared to a net loss of $5.3 million ($0.18 diluted loss per share on a loss applicable to common shares of $5.4 million) for the fourth quarter of 2004. Net loss for the year ended December 31, 2005 was $21.0 million ($0.64 diluted loss per share on a loss applicable to common shares of $21.5 million), compared to a net loss of $19.4 million ($0.66 diluted loss per share on a loss applicable to common shares of $19.9 million) for the year ended December 31, 2004.

“I believe we made significant progress during 2005 in initiating the clinical development of picoplatin and moving toward our goal of transforming NeoRx into a specialty pharmaceutical company dedicated to the development and commercialization of oncology products,” said Jerry McMahon, Ph.D., chairman and chief executive officer of NeoRx. “Our proposed $65 million equity financing, scheduled for shareholder vote in April, would provide us critical resources to support our current operations, retire certain outstanding debt, expand our picoplatin clinical development program and pursue the growth of our oncology pipeline.”

Revenue for the fourth quarter of 2005 was $11,000. Revenue for the fourth quarter of 2004 was $2,000. The revenue for the year ended December 31, 2005 was $15,000, compared to $1.0 million for the year ended December 31, 2004. Revenue for the 2005 year consisted primarily of royalty payments. Revenue for the 2004 year consisted primarily of milestone payments from Boston Scientific Corporation.

Total operating expenses for the fourth quarter of 2005 decreased to $4.0 million, from $5.3 million for the fourth quarter of 2004, and increased to $21.1 million for the year ended December 31, 2005, from $20.5 million for the same period in 2004.

Research and development expenses decreased to $2.5 million for the fourth quarter of 2005, from $3.3 million for the fourth quarter of 2004. Research and development expenses for the year ended December 31, 2005 decreased to $10.2 million, from $13.3 million for the same period in 2004. The decrease in research and development costs for the quarter and year ended December 31, 2005 was due primarily to the discontinuation of the Company’s skeletal targeted radiotherapy (STR) program.

General and administrative expenses decreased to $1.4 million for the fourth quarter of 2005, compared to $2.0 million for the fourth quarter of 2004, and decreased to $5.9 million for the year ended December 31, 2005, from $7.2 million for the same period in 2004. The decrease in G&A costs for the quarter and year ended December 31, 2005 was due primarily to a decrease in personnel related costs.

Cash and investment securities as of December 31, 2005, net of restricted cash of $1.0 million, were $3.5 million, compared to $17.8 million at December 31, 2004.

On February 1, 2006, NeoRx announced that it entered into a definitive purchase agreement with institutional and other accredited investors for a $65 million private placement of newly issued shares of common stock and the concurrent issuance of warrants for the purchase of additional shares of common stock. The Company also closed a bridge loan for approximately $3.5 million to be used as working capital to fund operations until the anticipated close of the financing. The closing of the financing, including issuance of the securities and receipt of proceeds, is subject to shareholder approval in addition to customary and other closing conditions. A special meeting of shareholders will be held on April 11, 2006 to seek required shareholder approvals in connection with the financing, including approval of an increase in the Company’s authorized common stock. Detailed information about the proposals to be presented for shareholder approval will be contained in a proxy statement to be filed with the Securities and Exchange Commission and mailed to shareholders prior to the meeting. SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

About NeoRx

NeoRx is a specialty pharmaceutical company dedicated to the development and commercialization of oncology drugs that impact the lives of individuals afflicted with cancer and metastases. The Company currently is focusing its development efforts on picoplatin (NX 473), a next-generation platinum therapy that has improved safety features and is designed to overcome mechanisms of platinum-based resistance. NeoRx also is collaborating with the Scripps Florida Research Institute on the discovery of novel, small-molecule, multi- targeted protein kinase inhibitors for the treatment of cancer. For more information, visit www.neorx.com.

This release contains forward-looking statements relating to the development of the Company’s products and future operating results, including but not limited to the Company’s expectations regarding its use of the proceeds from the bridge loan and the proposed equity financing, financial requirements and intent and ability to solicit shareholder approval of the proposed equity financing and the amendment of the Company’s Articles of Incorporation and file a related proxy statement in connection therewith, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual product development activities and operating results include the risk that the proposed equity financing may not be completed in a timely manner, if at all, the required shareholder approvals may not be obtained for the proposed equity financing transaction and the amendment of the Articles of Incorporation, anticipated operating losses, uncertainties associated with research, development, testing and related regulatory approvals and with intellectual property, dependence of third party manufacturers, suppliers and collaborators, lack of sales and marketing experience, loss of key personnel, uncertainties associated with market acceptance, technology change and government regulation, and the other risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Additional Information

In connection with the proposed equity financing, NeoRx plans to file a proxy statement and other relevant documents with the SEC relating to the solicitation of proxies from its shareholders in connection with a special meeting of shareholders. SHAREHOLDERS OF NEORX ARE ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT

INFORMATION. The proxy statement will be available free of charge at www.sec.gov. In addition, investors and security holders may obtain free copies of the proxy statement and other documents filed with the SEC when they become available by contacting NeoRx Investor Relations at the address and the telephone number below. Information regarding the identity of persons who are or may be deemed participants in the solicitation of shareholders of NeoRx and their interests in the solicitation will be set forth in the proxy statement that will be filed with the SEC.

The securities issued and issuable in connection with the bridge loan and the proposed equity financing have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United Stated absent registration with the SEC or an applicable exemption from the registration requirements. If the proposed equity financing is approved by the shareholders and completed, the Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issued and issuable in connection with the bridge loan and the proposed equity financing.

This news release is not an offer to sell or the solicitation of an offer to buy any securities of the Company.

© 2006 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation

Julie Rathbun

ir@neorx.com

(206) 286-2517

(Financial Tables Follow)

NeoRx Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Revenues	$11	$2	$15	$1,015
Operating expenses:
Research and development	2,499	3,322	10,198	13,331
General and administrative	1,366	1,998	5,948	7,171
Realized loss (gain) on equipment disposal	26	—	(158)	—
Asset impairment	—	—	3,346	—
Restructuring	97	—	1,741	—
Total operating expenses	3,988	5,320	21,075	20,502
Loss from operations	(3,977)	(5,318)	(21,060)	(19,487)
Other (expense) income, net	(13)	40	63	116
Net loss	(3,990)	(5,278)	(20,997)	(19,371)

Preferred stock dividends	(125)	(125)	(500)	(500)
Loss applicable to common shares	$(4,115)	$(5,403)	$(21,497)	$(19,871)

Loss per share:
Basic and diluted	$(0.12)	$(0.18)	$(0.64)	$(0.66)

Shares used in calculation of loss per share:
Basic and diluted	34,322	30,863	33,665	30,143

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004
ASSETS:
Cash and investment securities	$3,523	$17,753
Cash - restricted	1,000	—
Facilities and equipment, net	273	7,102
Assets held for sale	3,110	—
Licensed products, net	1,708	1,875
Other assets	500	706
Total assets	$10,114	$27,436

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities	$6,941	$2,703
Long-term liabilities	—	3,905
Shareholders’ equity	3,173	20,828
Total liabilities and shareholders’ equity	$10,114	$27,436